Exhibit 99.2
SCOTT

Slide 1	Good afternoon. I want to thank Ferris Baker Watts, Henry and Matt for giving us the opportunity to share the Fulton Financial story with you.

I am pleased to have both Charlie Nugent, our CFO and John Bond, Chairman and CEO of The Columbia Bank, our most recent pending acquisition, here with me today.

John will share more about his bank in a few minutes. Everyone at Fulton is excited about Columbia joining our family and for the opportunity to expand here in Maryland with such a strong performing and highly respected organization.

Slide 2	As you know, we are headquartered in Lancaster, Pa. and the holding company was formed in 1982. A copy of our Safe Harbor statement is on the screen and in your handout.

Slide 3	Today’s presentation includes an overview of our company and its strategic initiatives, our capital and acquisition strategies, our loan portfolio and asset quality, our relationship banking strategy and our most recent financial performance.

Slide 4	We are a company that sticks to businesses that we understand and can manage profitably; a philosophy that we believe accounts for our consistent, successful long-term performance.

We currently operate 14 full-service community banks and 3 broad-based investment management, trust and brokerage providers in five states: Pennsylvania, New Jersey, Delaware, Virginia and of course, Maryland. We have 3900 team members.

With the addition of Somerset Valley Bank in July, our asset size is approximately $12.3 billion dollars. Our market capitalization is approximately $2.5 billion.

Slide 5	We are pleased with the consistent performance that our unique business model has achieved over time. Our compounded annual growth rate in earnings per share as originally reported has been 8.8%.

We have produced 23 years of record earnings and 31 consecutive years of dividend increases at a compounded annual growth rate of 10.3%

Slide 6	Of our fourteen affiliate banks, six are located in Pennsylvania, two currently in Maryland, four in New Jersey, one in Delaware and one in Virginia. Our affiliates operate a total of 232 branches.

As you see here, Columbia will significantly expand our footprint here in Maryland. We recently expanded our Fulton Bank presence in Pennsylvania to the State College market.

Slide 7	On this next map, the areas colored in orange are markets that we would consider for future geographic expansion. In general, we would like to expand further into markets we already serve and into contiguous markets as well.

Slide 8	Our Mission Statement highlights our commitment to creating success for our four key constituencies: shareholders, employees, customers and communities.

Slide 9	We have created significant value for our shareholders relative to our peer group, which includes all banks in the United States with assets from 6 to 20 billion dollars.

As of December 31, 2004, we ranked 10th with a 5-year total return of just over 130% compared a peer group average of 117%.

This same peer group is used for financial comparisons later in this presentation.

Slide 10	Since 1982, long-term shareholders have experienced attractive total returns, realizing a 15 percent compounded annual rate of return without reinvesting their dividends and 19% with dividends reinvested.

Slide 11	Our corporation has six key strategic goals. They are:

• Continued growth through acquisitions

• Revenue diversification

• Prudent capital management

• Maintaining high asset quality

• Earnings consistency

• Sound risk management

Slide 12	Acquisitions have been and will likely continue to be an important part of our success.

We particularly like the growth, income and housing trends in certain New Jersey, Maryland and Virginia markets.

That’s why we are so pleased with our most recently completed acquisitions.

On December 31, 2004, we welcomed First Washington State Bank, a $598 million bank headquartered in Windsor, New Jersey serving Monmouth, Ocean and Mercer counties.

And, on July 1, our most recent acquisition, Somerset Valley Bank, based in Somerville, New Jersey was finalized.

SVB , with $540 million in assets, serves with affluent counties of Somerset, Hunterdon and Middlesex in central New Jersey with 12 banking offices.
Somerset County is the fastest growing county in New Jersey and the 2nd wealthiest in the United States of counties with more than 250,000 people. We now serve 14 of New Jersey’s 21 counties with 65 branches.

On July 26, we announced our intent to acquire Columbia Bancorp with $1.3 billion in assets, based in Columbia.

This is a very significant acquisition for us and one that we believe will create additional shareholder value.

I’m sure you all know John Bond and the valuable franchise he and his team have built here in Maryland. He will tell you more about his bank in a few minutes.

Slide 13	When making an acquisition, we look for strong financial performance with excellent asset quality.

We also look for vibrant growth markets with strong median income, employment and housing trends.

And, most importantly, we want dedicated people who will fit into our participative culture, decentralized business model, and who embrace our personal style of relationship banking.

Slide 14	Once an acquisition is finalized, the holding company eventually assumes all of the control related functions you see listed here.

We also maintain control over capital and operating budgets. In addition, data processing is converted to a common operating platform as soon as it is feasible.

Everything else generally remains the same, including the name of the bank, the directors, the management team and the employees, the people who create value for customers.

Slide 15	Although we have made 24 acquisitions since 1982, we operate with 14 affiliate banks today.

We have consolidated affiliates in certain markets where it made sense.
For example, four affiliates in the Allentown, Bethlehem, Easton markets of Pennsylvania joined forces a number of years ago to create what is now our second largest affiliate.

While we have been an active acquirer, we believe that we have maintained a reasonable and disciplined perspective on the prices we’ve paid for these acquisitions.

Slide 16	The benefits we provide to new affiliates are continued local autonomy and decision-making, increased lending capacity, more capital, conversion expertise that assures customer retention, reduced expenses, and an expanded product menu that provides new revenue opportunities.

Incidentally, we have completed 32 successful conversions to date, the most recent being Virginia Beach based Resource Bank.

I recently spent three days with all 14 of our affiliate CEO’s earlier this month.

If you were to speak to any one of them, they would tell you that the most significant benefits of our business model are continued local autonomy, local brand identity, prestigious positions within their communities and continued decision making, including loan and deposit pricing, at the local level.

Slide 17	Another benefit of associating with Fulton is our coordinated product development process, whereby products developed by one affiliate are offered to all the banks within the holding company.

We have seen our affiliates create significant new revenue streams as a result of the array of products and services you see on the screen. However, we still have a great deal of work ahead of us to more fully leverage these capabilities.

Slide 18	An initiative receiving high priority throughout the company is increasing our non-interest income as a percentage of total revenue.

While we are pleased to see the overall upward trend in this benchmark over the long term, our goal over the next five years is to close in on the 30% level. We ended the first nine months of 2005 at 24.4%.

Slide 19	We have a strong capital position which enables us to grow through acquisitions, increase dividends and institute share buyback programs.

We continually monitor our capital levels and the various alternatives to common stock, including trust preferred securities and subordinated debt.

In March, we placed $100 million in sub-debt at an interest rate of 5.35%. At the end of September, our estimated total capital was approximately $1.3 billion – $1.1 billion for regulatory purposes.

These estimates translate to a total risk based capital ratio of 12%, a tier one risk-based ratio of 9.9%, and a total leverage capital ratio of 7.6%.

We believe that our capital management strategy, along with the strength of our currency and our decentralized business model all work to our advantage when seeking potential acquisitions.

Slide 20	In May, Morgan Stanley repurchased 4.3 million of our shares under a board authorized accelerated buyback program. They are currently purchasing shares in the open market to cover their position.

Slide 21	Now let’s look at our loan portfolio.

As you see here, it is diversified with commercial loans and commercial mortgages comprising the largest sectors.

Slide 22	We prefer to keep our average loan size relatively small and limit our exposure to any one client.

If you stratified our loans, you would see that we have only 27 commitments to lend in excess of $20 million.

The maximum individual commitment is $30 million, while the average loan is $575,000. Virtually all of our loans are within our geographic footprint.

Slide 23	Here you see our commercial loans broken down by industry.

It is important to note that 62% of our commercial real estate loans are for owner-occupied properties.

We believe this ownership commitment mitigates our risk by further insuring the likelihood of repayment in the event of an economic downturn.

Slide 24	A hallmark of our company has been our sound management of overall risk as indicated here by our current ratings from Moody’s, Fitch, S&P and Dominion.

Slide 25	Let me take a moment to review our relationship banking strategy. We believe that long-term successful employees create long-term successful customers, who, in turn, create long-term successful shareholders.

We are responsible for jointly creating career success with our employees. Having done so, we make certain they understand their responsibility to create financial success for our customers everyday.

Slide 26	As you can imagine, to execute our relationship strategy well, employee retention is important. Over the last five years, our overall employee retention rate has been around 80%.

Slide 27	Our employees believe in the ability of our company to sustain our consistent earnings track record. They collectively own about 4 million shares.

Stock options have also been helpful in retaining key employees. Over 500 employees now receive option awards. Last year, we expanded the program to include middle managers who will assume greater management roles in the future.

Slide 28	With employee satisfaction so critical to our customer success, management must know what employees are thinking so we can respond to their concerns.

We just completed our employee opinion survey across the holding company. Here you see the 12 categories on which the survey focuses.

Slide 29	We conduct the survey every three years. We were very pleased that our corporate results exceeded national averages in 10 of the 12 categories.

Although we were slightly under the national average in two areas, our scores in both of them improved since the last survey was conducted.

Slide 30	We also listen and respond to the changing needs of our clients.

Based on recently completed survey results, 90.2% of our retail customers and 89.8% of our business clients are very or extremely satisfied with the service received from their affiliate bankers.

These are very strong results when compared to the 2005 national ABA/Gallup survey that reveals only 62% of banking customers are very or extremely satisfied with their banks.

Within our asset management company, Fulton Financial Advisors, over 80% of our clients are pleased with our service and at Fulton Mortgage Company, 98% of our customers are so satisfied that they would recommend us to others.

Slide 31	Now let’s look at our most recent financial performance.

For the quarter ended September 30, our net income was $42.1 million, an increase of 17% over the same period last year.

Earnings per share increased by 17.4% to 27 cents.

However, if we look at the effect of the restatement for stock option expense, our net income was actually up 7.7% and our earnings per share increased 3.8%. Cash dividends increased 9.8% over the previous year.

We continued to generate strong returns on both assets and equity. Our return on assets was 1.37%. Our return on equity was 13.8% and our return on tangible equity 20.62%.

Slide 32	On a year-to-date basis, the major factors contributing to our success were strong loan growth and the resulting strong growth in net interest income, and certain areas of non-interest income.

Our excellent asset quality enabled us to further reduce our provision for loan losses. Other income was up nicely.

Other expenses were higher due to some non-recurring items. All in, our net income increased a healthy 14%.

Slide 33	We were very pleased with our overall 17% average loan growth. This growth included contributions from Resource Bank, First Washington and Somerset Valley.

Slide 34	Looking at our internal loan growth of 7%, you see that both commercial loans and mortgages showed good growth in the face of fierce competition for quality credits.

The residential mortgage business remains steady with both Fulton and Resource Mortgage experiencing continued purchase money and construction activity. Consumers continued to leverage available home equity.

These home equity lines and loans have relatively high credit scores and loan-to-values that reflect our conservative underwriting standards.

Slide 35	Since customers are at the heart of our relationship strategy, it comes as no surprise that 75% of our funding comes from customer deposits and repurchase agreements – about 67% of that number is supplied by a stable retail base.

Slide 36	As with loan growth, our overall strong deposit growth of 13% includes the addition of Resource Bank, First Washington and Somerset Valley.

Slide 37	Our year over year internal deposit growth was a modest 1%.

Yet, on a linked quarter basis, we enjoyed slightly over 2% deposit growth, which annualized, would result in a strong 8% increase.

A word about our funding strategy would be appropriate here.

By utilizing proceeds from our investment portfolio with our traditional short maturities and redeploying those funds into quality higher yielding loans, our deposit focus shifted to low cost DDA and many of our affiliates increased promotional efforts in those areas. We did not aggressively seek time deposits.

Recently however, we are seeing the return of fixed rate savers as rates become more attractive and we have adjusted our promotional efforts accordingly. As a result, we are currently seeing some CD growth coming from the DDA base we’ve been building.

We are carefully watching our funding costs and frankly, future loan demand or lack thereof will determine our future funding decisions.

Cash management services remain a challenge, but as rates have continued to rise clients who previously left this product are slowly returning.

Slide 38	One of the reasons for our continued positive earnings trend is the strength of our net interest margin. Although our margin is below its historical level, we are pleased with our margin expansion since the last quarter of 2003.

Our margin held stable from second to third quarter at a 3.92%.

Slide 39	Looking at a nine-month comparison, our net interest margin of 3.93% represents a 12 basis point increase over the 3.81% that we reported in September of last year.

Our net interest margin has compared relatively well to both the peer group that I shared earlier and the top 50 banks.

During the last three years, you see we tracked more closely with the peer group average. However, in 2005, we again began to see our margin outperform both of those.

Slide 40	Our asset liability modeling shows that we will continue to be positively impacted by rate increases. This chart shows our most recent exposure to sudden movements in interest rates or rate shocks.

For example, a 100 basis point increase in interest rates would result in an $8.2 million, or 2% improvement in our net interest income.

We use both static gap and simulation analysis to manage interest rate risk.

Slide 41	Here you see the yield curves that we have used in preparing the rate shocks. As you can see, we’ve assumed a flattening of the yield curve as rates rise as opposed to a parallel rate shift.

We believe this is a conservative approach to forecasting net interest income changes.

Slide 42	Assuming the Fed continues its “measured” interest rate increases as indicated, our loan mix should provide additional earnings impetus.

On September 30, floating and adjustable rate loans comprised 68% of our total portfolio.

Slide 43	This slide provides a snapshot of our investment portfolio as of September 30th. As you can see, the majority of our investments are mortgage-backed securities.

Nearly all of these securities are 5 and 7 year balloon payment mortgages.

We are committed to maintaining a conservative investment philosophy both in terms of credit risk and interest rate risk.

You will also see that our modified duration is under three years in anticipation of future rate hikes by the Fed.

Slide 44	For more than 30 years, we have invested in bank stocks and we view the prudent management of this portfolio as one of our core businesses. Our portfolio is currently $75 million.

We look to purchase stocks of banks in strong growth markets with good asset quality, which are priced attractively relative to their peers.

By following this disciplined approach, we’ve realized significant bank stock gains since 1994, and we continue to reinvest the proceeds in bank stocks.

Slide 45	Our earnings continue to benefit from our excellent asset quality.

As you can see, over time and over different economic cycles, our net charge-offs-to-average-loans ratio consistently compares very favorably to both our peer group and the Top 50 banks.

Our net charge-offs for the year thus far were only 2 basis points on an $8.3 billion portfolio.

This extremely low level of net charge-offs enabled us to record a lower provision.

I’ve said it before and I’ll say it again. Maintaining such a low loan loss provision in the future will be difficult as economic conditions change.

I will also tell that we will not sacrifice our conservative underwriting standards to build volume.

Slide 46	Our non-performing-assets-to-total-assets ratio was only 39 basis points as of September 30, up 4 basis points from a year ago and still a very strong number.

Here again, this ratio remains low over time and compares favorably to our peer group and the top 50 banks.

Slide 47	Our other income increased a total of $13.3 million or 15%.

As you see, our mortgage business was strong as were debit card fees. We also saw overdraft fees rebound from their lower levels earlier in the year.

Slide 48	On an internal basis, if we take out the effect of Resource, First Washington and Somerset, other income was up 5%.

We are experiencing some weakness in our brokerage operations within Fulton Financial Advisors, largely due to the return of CD customers who are responding favorably to higher savings yields.

Of course, in this scenario, annuity sales decline.

Slide 49	You might think that with fourteen separate banks, our cost structure would not compare well with the industry.

However, as you can see here, our efficiency ratio, which was 55.1% for the first nine months, has consistently tracked below both our peer group and the Top 50 banks.

Slide 50	This slide shows our other expense increasing by 13%.

Slide 51	However, without the impact of Resource, First Washington and Somerset, expenses are up only 1%. Expense control has been and will continue to be a priority for our company.

Slide 52	Looking ahead, we will continue to focus on maintaining our strong asset quality, increasing overall loan activity, expanding our net interest margin, growing non-interest income, growing core deposits, expanding our franchise geographically and producing the consistency of earnings our shareholders have come to expect.

Slide 53	Thank you for your interest and for your attention. Now, I would like to ask John Bond, Chairman and CEO of The Columbia Bank, to share more about what will be our 15th affiliate. John...

Slide 54	Thank you Scott. I am delighted to be with you today. All of us at Columbia Bank are excited about the opportunity to align ourselves with Fulton Financial and even more excited about what the future holds for us as a Fulton affiliate.

Slide 55	The July 26th announcement was actually the culmination of two years of discussion between our two organizations.

Over that two-year period, it became increasingly clear that if we were going to sell the bank, Fulton was the best match.

In his presentation, Scott mentioned what Fulton looks for in potential acquisitions: strong performance, strong asset quality, high growth areas, dynamic market demographics, talented and dedicated staff members and compatible corporate culture.
Columbia embodies all of these criteria.

I will touch on each one in just a moment. Let me first share an overview of Columbia Bank.

We are a $1.3 billion community bank holding company headquartered here in Maryland in what many of you know was a planned community, Columbia.

Our primary markets are Baltimore city and county as well as Howard, Montgomery and Prince George’s counties. We are one of the fastest growing and most profitable denovo institutions since our founding in 1987.

Our market focus is on the Baltimore/Washington corridor, one of the most dynamic growth markets in the country.

We are also the 4th largest independent banking company in Central Maryland.

Our growth as a company has been strong as has our overall financial performance.
I will also tell you that the growth and success we as a team have enjoyed over the years has been a lot of fun, thanks to the vibrant markets we serve.

By the way, the management team that started the bank back in 1987 remains in place today. As a result of Fulton’s unique business model and the autonomy it provides to each affiliate bank, we expect our success to continue just as it has in the past.

Slide 56	Our financial performance continues strong. We announced third quarter earnings last week.

We reported an increase in our net income of 23.1 % for the first nine months of 2005 to $11.84 million compared to $9.6 million for the same period last year.

Fully diluted EPS increased 26.2% for the same period. Our ROE was 17.32% compared to 14.50% in 2004 and our ROAA was 1.27% for 2005 compared to 1.19% for the same period last year.

All of us at Columbia are committed to creating additional value for FFC shareholders post-acquisition just as we have done for Columbia shareholders since 1987.

Slide 57	A second, and extremely important benchmark shared by our two companies is our ongoing commitment to asset quality.

Scott shared the very strong asset quality ratios that have been a hallmark of Fulton Financial Corporation over time.

Columbia also has equally strong asset quality. At September 30 of this year, non-performing assets and past-due loans represented only .04% of total assets.

The ratio of non-performing and past-due loans to total loans improved from .07% at September 30, 2004 to .06% at September 30, 2005.

The commonality in credit cultures and credit philosophies of our two organizations is evident in these asset quality numbers.

Slide 58	Fulton seeks to acquire banks in high growth markets with dynamic growth demographics.

Columbia delivers both aspects to the expanding Fulton Financial footprint.

On this map, you see our home and target market areas within the Baltimore-Washington corridor.

We currently operate 19 full service branch offices and 5 branches within retirement communities.

Slide 59	In addition to the market being vibrant and diverse with strong projected future growth metrics, we serve and target an affluent, well-educated retail customer base.

There is also a strong concentration of small to medium-sized businesses, as well as a large, stable government employee base.

The market has evolved into an attractive location for “new economy” hi-tech and service firms with a growing need for business banking products and services.

Household incomes are rising along with residential and commercial property values, creating new opportunities for non-interest income from wealth management.

Howard and Montgomery counties rank 1st and 2nd in terms of median household income in Maryland, and 4th and 5th in the United States.

Slide 60	We also have the proven ability to compete very effectively against our larger brethren and, frankly, our market share growth has come at their expense.

On this slide you see that we enjoy the #1 market share in Howard County at almost 17% relative to some very formidable competitors.

Slide 61	Before turning it back to Scott for questions, I would like to touch on the remaining criteria so important to both of us as we were working through our preliminary discussions.

It was clear that we both put people and relationships first in our value-creation strategies and that we both believe that long term satisfied employees are the key to long-term satisfied customers and shareholders.

It was important to us that the foundation on which we built Columbia’s success, our employees and management team, or as Scott indicated, the people that create value for customers, remain in tact post-acquisition.

We at Columbia believe that by aligning ourselves with Fulton Financial, our people and customers can gain access to the breadth and depth of a $12 billion financial holding company while still enjoying the close personal banking relationship they have enjoyed with The Columbia Bank.

Thank you for your attention. Scott, back to you

Slide 62	Thanks John. We would be happy to answer any questions at this time.